Exhibit 99.1

Essential Utilities Reports Financial Results for Q3 2024

Earnings per share of $0.25 for Q3 2024

Company reinstates multi-year earnings guidance of 5-7%

PUC approval of Peoples Natural Gas rate case

Settlement reached for Aqua Pennsylvania rate case

BRYN MAWR, PA (November 4, 2024) – Essential Utilities Inc. (NYSE: WTRG) today reported results for the third quarter ended September 30, 2024. Essential’s net income was $69.4 million or $0.25 per share for the third quarter of 2024. Essential also announces multi-year guidance, including earnings expectations, and infrastructure investment plans, and reaffirms the company’s long-term emissions reduction and PFAS commitment.

“After temporarily suspending long-term guidance on earnings per share (EPS) in early 2024, the company is now prepared to reinitiate long-term EPS guidance. The guidance we are issuing today reflects the confidence of the board and management in executing our long-term operational and financial goals. We will continue to grow our water and wastewater customer base by offering solutions to the private and municipal markets. We will also continue to make significant improvements in our natural gas and water infrastructure by planning to invest nearly $8 billion over the next five years,” said Essential Utilities Chairman and Chief Executive Officer Chris Franklin. “We are also pleased with the recent Pennsylvania Public Utility Commission (PUC) order for the Peoples Natural Gas rate case and the Aqua Pennsylvania rate case settlement which will be filed at the PUC for review and approval. These were two prominent initiatives for the company in 2024, which allow us to reinstate multi-year earnings guidance with a compounded annual EPS growth rate of 5-7% through 2027.”

“Despite the valid and enforceable asset purchase agreement with DELCORA, which we fully expect to close in the future, today’s earnings guidance does not include any benefit to EPS from this transaction,” said Franklin.

Operating Results

Essential reported net income of $69.4 million and earnings per share of $0.25 for the third quarter of 2024, compared to net income of $80.1 million and earnings per share of $0.30 for the same period in 2023. Comparing this quarter’s earnings to those of the third quarter of 2023, increased revenues from regulatory recoveries, increased water volume and regulated water segment customer growth, and lower expenses were offset by lower regulated natural gas volumes, higher depreciation and interest expense, and lower repair tax benefits.

Revenues for the quarter were $435.3 million compared to $411.3 million in the third quarter of 2023, an increase of about 6%. Rates and surcharges, increased water sales, an increase in the price of gas, and water customer growth offset the revenue decline from lower natural gas usage. Operations and maintenance expenses decreased to $144.4 million for the third quarter of 2024 compared to $147.0 million in the third quarter of 2023. This was primarily due to a decrease in bad debt expense and a decrease in expenses compared to the prior year for the sale of the West Virginia gas utility and energy plant assets.

Essential’s regulated water segment reported revenues for the quarter of $334.5 million, an increase of approximately 8% compared to $310.6 million in the third quarter of 2023. Rates and surcharges and higher volume were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment decreased by approximately 2% to $96.4 million for the third quarter of 2024, compared to $98.7 million in the third quarter of 2023.

“Several weeks ago, Hurricane Helene had a direct impact on several of our systems in North Carolina. While our thoughts remain with our customers who are still recovering from the effects of the storm, we remain active on the ground and are proud of Aqua North Carolina’s operational response to this unprecedented volume of rain and its aftermath,” said Franklin. “In all, 90 of Aqua North Carolina’s systems were impacted, but as of October 19, all of the systems were back in service.”

Essential’s regulated natural gas segment reported revenues for the quarter of $96.7 million, compared to $94.8 million in the third quarter of 2023. Operations and maintenance expenses for Essential’s regulated natural gas segment decreased to $49.0 million for the third quarter of 2024 compared to $50.0 million in the third quarter of 2023.

As of September 30, 2024, Essential reported year-to-date net income of $410.6 million, or $1.50 per share, compared to $362.8 million, or $1.37 per share through the same period of 2023. This represents approximately a 9% increase in the first nine months of 2024 earnings per share compared to the first nine months of 2023. This includes the gain on sale in the first quarter from the energy plants sale and the impact of weather in both 2023 and 2024.

For the first nine months of 2024, the company reported revenues of $1,481.7 million, a decrease of about 6%, due mainly to the reduced cost of purchased gas, compared to $1,574.4 million in the third quarter of 2023. Operations and maintenance expenses in the first nine months of 2024 were $423.8 million compared to $418.5 million in 2023, an increase of only about 1%, reflecting management’s long-held commitment to minimizing expense increases.

Dividend

On October 30, 2024, Essential’s board of directors declared a quarterly cash dividend of $0.3255 per share of common stock. This dividend will be payable on December 2, 2024, to shareholders of record on November 12, 2024. The company has paid a consecutive quarterly cash dividend for 79 years.

Financing

Essential issued $500 million in three-year notes in the third quarter. This removed not only the interest rate risk for the rest of the year but also reduced the company’s short-term borrowing costs.

Rate Activity

Peoples Natural Gas received PUC approval of its settlement agreement in the rate case filed in December 2023, resulting in an annualized $93 million increase in revenue. Notably, the rate order from the PUC included a weather normalization mechanism that will provide predictability for Peoples Natural Gas customers. In addition, the weather normalization mechanism will help alleviate significant volatility related to abnormal weather impacts on financial results going forward. In a highly unusual action, one of the non-signatory parties to the settlement agreement has appealed the PUC’s (5-0 approval) order to the Commonwealth Court and has asked for a remand to the PUC. Rates including the weather normalization mechanism went into effect in September 2024, and the company does not expect accounting implications related to this appeal process.

Aqua Pennsylvania reached a settlement with the signatory parties on all matters with the exception of one issue related to the Company’s East Whiteland acquisition. The settlement agreement will be filed on November 7th and will be reviewed by the assigned Administrative Law Judges and the PUC. Aqua Pennsylvania’s rate case was filed in May of 2024 and we anticipate a final order in February 2025.

Additionally, thus far in 2024, the company’s regulated water segment received rate awards or infrastructure surcharges designed to increase annual revenues in Illinois, New Jersey, Ohio, North Carolina, Texas, Virginia, and Pennsylvania by $51 million, and its regulated natural gas segment received infrastructure surcharges in Kentucky and Pennsylvania by $21.8 million.

The company currently has base rate cases or infrastructure surcharges pending in Illinois, Ohio, and Pennsylvania for its regulated water segment, which combined would add an estimated $149.2 million in incremental annual revenues. For the regulated gas segment, Kentucky has infrastructure surcharges pending, which would add an estimated $0.5 million in incremental annual revenues.

Capital Expenditures

Essential invested approximately $932.5 million in the first nine months of the year to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. The company continues to be a leader in the country at replacing miles of aged underground utility pipe and is committed to maintaining elevated levels of infrastructure investment. The company is on track to invest between $1.3 to $1.4 billion in needed infrastructure investments in 2024. From 2025 through 2029, the company plans to invest approximately $8.0 billion to improve water and natural gas systems and better serve customers through improved information technology. Essential’s investments include addressing PFAS with at least $450.0 million in capital projects, replacing and expanding its water and wastewater utility infrastructure, and replacing and upgrading its natural gas utility infrastructure, with the latter leading to significant reductions in methane emissions that occur in aged gas pipes. The company is a leader in remediating PFAS and will comply with the finalized EPA rule. The capital investments made to rehabilitate and expand the infrastructure of the communities Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Water Utility Growth by Acquisition

Essential’s continued growth by acquisition allows the company to provide safe and reliable water and wastewater service to a larger customer base than it could from organic customer growth alone. Since 2015, Essential collectively has acquired over $500.0 million in rate base and more than 129,000 new customers or equivalent dwelling units to the company’s footprint.

The company has seven signed purchase agreements for additional wastewater systems in Pennsylvania, Texas, and Ohio that are pending closing and are expected to serve over 213,000 equivalent retail customers or equivalent dwelling units and total nearly $360 million in purchase price. This includes the recently announced agreement with Integra Water LLC to acquire the wastewater system in Los Milagros, Texas. This system is expected to add approximately 1,100 customers and totals $4.4 million in purchase price. This also includes the agreement with the Village of Midvale to acquire the water system in Midvale, Ohio. This system is expected to add approximately 900 customers and totals $3.0 million in purchase price. Excluding the company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), the company has approximately $85.8 million of signed purchase agreements in the regulatory approval process.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 400,000 total customers.

Multi-Year Financial and Growth Guidance

The company is pleased to re-initiate long-term earnings guidance. The company’s latest expectations are the following:

•	In 2025, net income per diluted common share will be between $2.07 to $2.11.
•	The company plans to grow long-term earnings per share at a compounded annual growth rate of 5 to 7% for the three-year period through 2027.
•	In 2025, regulated infrastructure investments will be approximately $1.4 to $1.5 billion.
•	Through 2029, we plan to make regulated infrastructure investments of approximately $7.8 billion.
•	Through 2029, the regulated water segment rate base will grow at a compounded annual growth rate of approximately 6%; this only includes acquisitions scheduled to close in 2025 and excludes DELCORA.
•	Through 2029, the regulated natural gas segment rate base will grow at a compounded annual growth rate of approximately 11%.
•	Through 2029, the combined regulated utility rate base will grow at a compounded annual growth rate of over 8%.
•	The regulated water customer base (or equivalent dwelling units) of the business will grow at an average annual growth rate of between 2 and 3% from acquisitions and organic customer growth over the long term.
•	The regulated natural gas customer base of the business will be stable for 2025.
•	Through 2027, the company expects to raise equity via its multi-year ATM program. Between 2024 and 2025, the company will raise a total of approximately $350 million in equity.
•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline.
•	Multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level of the six EPA-regulated PFAS chemicals.

Essential reaffirms its commitment to substantially reduce Scope 1 and 2 greenhouse gas emissions by 2035. The company plans to achieve these reductions through extensive gas pipeline replacement, the purchase of renewable energy, accelerated methane leak detection and repair, and various other planned initiatives. Essential continues to be an industry leader regarding water quality with its commitment to test and treat for six regulated PFAS chemicals across all states served by its regulated water segment. The company reaffirms its commitment to providing finished water that will meet the EPA timelines and standards.

2024 Guidance

Essential re-affirms the previously announced 2024 guidance:

•	In February, and re-affirmed in August, Essential provided guidance for 2024 net income per diluted common share to be $1.96 to $2.00. On a GAAP basis, the expectation is to exceed this 2024 guidance as a result of the gain on sale of the energy plant assets, despite the impact of warmer-than-normal weather that resulted in lower regulated natural gas operating revenues year-to-date.
•	In 2024, regulated infrastructure investments will be approximately $1.3 to $1.4 billion.

Guidance Assumptions

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission. The earnings per share, infrastructure investment, and rate base guidance include the signed municipal water and wastewater acquisitions for which the company has entered into signed purchase agreements as of the date the guidance was announced but do not include DELCORA or other potential municipal acquisitions from the company’s list of acquisition opportunities that currently represents over 400,000 customer equivalents. While the company remains confident in its ability to close DELCORA, for guidance purposes, DELCORA has been removed from all guidance metrics.

The average annual regulated water segment growth guidance reflects the company’s proven acquisition track record of adding nearly 129,000 customers or equivalent dwelling units and over $500 million in rate base since 2015, its current backlog of approximately $362.3 million of signed pending acquisitions with over 213,000 equivalent customers, and the current acquisition landscape.

The company’s guidance includes the expectation that the company will continue to issue equity and debt on an as-needed basis to support acquisitions and capital investment plans.

Third Quarter 2024 Earnings Call Information

Date: November 5, 2024

Time: 11 a.m. EST (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: (800) 770-2030 (U.S.)

Pass code: 9261648#

The company’s conference call with financial analysts will take place on Tuesday, November 5, 2024, at 11 a.m. Eastern Standard Time. The call and presentation will be webcast live so interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on November 5, 2024, for seven days following the call. To access the audio replay in the U.S. dial (800) 770-2030 toll-free or (609) 800-9909 (pass code 9261648 followed by the # key).

About Essential

Essential Utilities, Inc. (NYSE: WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater, and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting more than 7,600 acres of forests and other habitats throughout our footprint.

Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across nine states. Essential is one of the most significant publicly traded water, wastewater service, and natural gas providers in the U.S. Learn more at www.essential.co.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, among others: the company’s belief that it will comply with the finalized EPA PFAS rules, the guidance range of net income per diluted common share; the anticipated amount of capital investment in 2025 through 2029; the rate base growth of company through 2029; the reduction in volatility related to abnormal weather impacts on financial results from the Peoples Natural Gas segment; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline; the rate base growth from its organic capital investment program through 2028; its plan to raise approximately $350 million in equity through the At-The-Market equity program between 2024 and 2025; the Company’s water utility customer base growth at an average annual long term growth rate of between 2-3% for acquisitions and organic customer growth; the Company’s water utility compounded growth rate of 6%; and, the Company’s gas utility compounded growth rate of 11%. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in the EPAs regulations; changes in the United States’ governments, including the Office of President, and the resultant changes in policy; disruptions in the global economy; potential disruptions in the supply chain for raw and finished materials; the continuation of the company’s growth-through-acquisition program; general economic business conditions; the company’s ability to raise additional equity, including on an as needed basis; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement and successfully complete other acquisitions and dispositions; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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WTRGF

Media Contact:

David Kralle

Vice President, Public Affairs

Media Hotline: 1.877.325.3477
Media@Essential.co

Investor Contact:

Brian Dingerdissen

Vice President, IR and Treasurer

O: 610.645.1191

BJDingerdissen@Essential.co

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Operating revenues	$435,255	$411,255	$1,481,730	$1,574,405
Operations and maintenance expense	$144,368	$147,018	$423,780	$418,520

Net income	$69,402	$80,076	$410,559	$362,778

Basic net income per common share	$0.25	$0.30	$1.50	$1.37
Diluted net income per common share	$0.25	$0.30	$1.50	$1.37

Basic average common shares outstanding	274,021	266,767	273,656	265,135
Diluted average common shares outstanding	274,543	267,176	274,127	265,688

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Operating revenues	$435,255	$411,255	$1,481,730	$1,574,405

Cost & expenses:
Operations and maintenance	144,368	147,018	423,780	418,520
Purchased gas	19,095	16,590	182,498	314,838
Depreciation	91,448	84,348	269,742	252,208
Amortization	1,153	1,687	3,309	3,282
Taxes other than income taxes	24,102	24,207	71,359	67,433
Total	280,166	273,850	950,688	1,056,281

Operating income	155,089	137,405	531,042	518,124

Other expense (income):
Interest expense	76,846	68,590	223,164	210,440
Interest income	(1,394)	(942)	(2,659)	(2,731)
Allowance for funds used during construction	(5,593)	(5,455)	(15,503)	(14,567)
Loss (gain) on sale of other assets	(239)	285	(92,067)	(184)
Other, net	227	(1,438)	486	(2,001)
Income before income taxes	85,242	76,365	417,621	327,167
Provision for income taxes (benefit)	15,840	(3,711)	7,062	(35,611)
Net income	$69,402	$80,076	$410,559	$362,778

Net income per common share:
Basic	$0.25	$0.30	$1.50	$1.37
Diluted	$0.25	$0.30	$1.50	$1.37

Average common shares outstanding:
Basic	274,021	266,767	273,656	265,135
Diluted	274,543	267,176	274,127	265,688

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 30,	December 31,
	2024	2023

Net property, plant and equipment	$12,815,862	$12,097,072
Current assets	373,933	491,979
Regulatory assets and other assets	4,374,831	4,252,408
	$17,564,626	$16,841,459

Total equity	$6,180,934	$5,896,183
Long-term debt, excluding current portion, net of debt issuance costs	7,230,168	6,826,085
Current portion of long-term debt and loans payable	172,235	227,538
Other current liabilities	510,908	570,389
Deferred credits and other liabilities	3,470,381	3,321,264
	$17,564,626	$16,841,459